UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________

Date of Report (Date of earliest event reported): January 27, 2020

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CVI	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 27, 2020, CVR Energy, Inc. (the “Company”) completed the issuance of $600 million in aggregate principal amount of 5.250% Senior Notes due 2025 (the “2025 Notes”) and $400 million in aggregate principal amount of 5.750% Senior Notes due 2028 (the “2028 Notes” and, together with the 2025 Notes, the “Notes”) in a private offering (the “Private Offering”) under Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The Company used approximately $513.2 million of the net proceeds from the Private Offering to fund the redemption of all the outstanding 6.500% Second Lien Senior Secured Notes due 2022 issued by CVR Refining, LLC and Coffeyville Finance Inc., each indirect wholly owned subsidiaries of the Company, which were called for redemption on January 27, 2020. The Company intends to use the remaining net proceeds for general corporate purposes, which may include funding (i) acquisitions, (ii) capital projects and/or (iii) share repurchases or other distributions to its stockholders.

The Notes were issued under an indenture, dated as of January 27, 2020 (the “Indenture”), among the Company, the subsidiary guarantors listed therein (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Interest on the Notes is payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020, to holders of record on the immediately preceding February 1 and August 1. The 2025 Notes will mature on February 15, 2025 and the 2028 Notes will mature on February 15, 2028, in each case unless earlier redeemed or purchased. The Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by all of the Company’s existing domestic subsidiaries (other than Wynnewood Insurance Corporation, CVR Aviation, LLC, Coffeyville Finance Inc., CVR GP, LLC, CVR Partners, LP and each of their respective subsidiaries).

The Company may redeem all or part of the 2025 Notes and 2028 Notes at any time prior to February 15, 2022 and February 15, 2023, respectively, at a redemption price equal to 100% of the principal amount of 2025 Notes and 2028 Notes to be redeemed, plus a “make whole” premium, and accrued and unpaid interest, if any, to the date of redemption. The Company has the right to redeem the 2025 Notes and 2028 Notes at any time on or after February 15, 2022 and February 15, 2023, respectively, at the redemption prices described in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Additionally, at any time before February 15, 2022 and February 15, 2023, the Company may redeem up to 40% of the aggregate principal amount of the 2025 Notes and 2028 Notes issued, respectively, with an amount equal to the net proceeds of certain equity offerings, at a redemption price of 105.250% of the principal amount of the 2025 Notes and 105.750% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

If a “change of control triggering event” (as defined in the Indenture) occurs, holders of the Notes will have the option to require the Company to purchase for cash all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of settlement. In addition, if the Company makes certain asset sales and does not reinvest the proceeds thereof or use such proceeds to repay certain debt, it will be required to use the proceeds of such asset sales to make an offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of settlement.

The Indenture contains restrictive covenants limiting the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness or issue certain shares of capital stock, grant or permit to exist liens on certain assets to secure debt, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, sell assets, agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Company, consolidate, merge, sell or otherwise dispose of all or substantially all assets, or engage in transactions with affiliates. The Indenture also contains customary events of default.

A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The forms of the Notes (included as Exhibit A-1 and Exhibit A-2 of the Indenture attached as Exhibit 4.1 hereto) are attached as Exhibit 4.2 and Exhibit 4.3 to this Current Report on Form 8-K and are incorporated by reference herein. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosures above under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

4.1	Indenture, dated as of January 27, 2020, among the Company, the Guarantors and the Trustee.
4.2	Form of 2025 Notes (included as Exhibit A-1 to the Indenture filed as Exhibit 4.1).
4.3	Form of 2028 Notes (included as Exhibit A-2 to the Indenture filed as Exhibit 4.1).

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 27, 2020

CVR Energy, Inc.

By:	/s/ Tracy D. Jackson
Tracy D. Jackson
Executive Vice President and Chief Financial Officer